Exhibit 24

POWER OF ATTORNEY

Each person whose signature appears below does hereby make, constitute and appoint Terry D. McCallister, Adrian P. Chapman, Leslie T. Thornton and Vincent L. Ammann, Jr., or any of them singly, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission, for and on such person’s behalf, and in any and all capacities, a Registration Statement on Form S-3 covering the offer and sale of 2,931,437 shares of WGL Holdings, Inc. common stock under the WGL Holdings, Inc. Dividend Reinvestment and Common Stock Purchase Plan any and all amendments, including post-effective amendments thereto, under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such persons’ substitute or substitutes may lawfully do or cause to be done by virtue hereof.

NAME	TITLE	DATE

/s/ Michael D. Barnes (Michael D. Barnes)	Director	November 18, 2013

/s/ George P. Clancy, Jr. (George P. Clancy, Jr.)	Director	November 18, 2013

/s/ James W. Dyke, Jr. (James W. Dyke, Jr.)	Director	November 18, 2013

/s/ Melvyn J. Estrin (Melvyn J. Estrin)	Director	November 18, 2013

/s/ Nancy C. Floyd (Nancy C. Floyd)	Director	November 18, 2013

/s/ Linda R. Gooden (Linda R. Gooden)	Director	November 18, 2013

/s/ James F. Lafond (James F. Lafond)	Director	November 18, 2013

/s/ Debra L. Lee (Debra L. Lee)	Director	November 18, 2013